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Exhibit 21.1   Subsidiaries of AirGate PCS, Inc.


     Name of Subsidiary                      State of Incorporation
     ------------------                      ----------------------
     AirGate Wireless, Inc.                         Delaware
     AGW Leasing Company, Inc./1/                   Delaware













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/1/  AGW Leasing Company, Inc. is a wholly-owned subsidiary of AirGate Wireless,
     Inc.